EXHIBIT 2.4

PURCHASE AGREEMENT

among

ACCESS INTEGRATED TECHNOLOGIES, INC.
d/b/a Cinedigm Digital Cinema Corp.

and

THE HOLDERS REFERRED TO HEREIN

Dated as of August 11, 2009

TABLE OF CONTENTS

i

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is dated as of August 11, 2009, among Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp., a Delaware corporation (the “Purchaser”), and each holder identified on the signature pages hereto (each, including its successors and assigns, a “Holder” and collectively the “Holders”).

WHEREAS, the Holders are the owners of all of the outstanding 10% Senior Notes in the aggregate principal amount of $55,000,000 and due in August 2010 (the “10% Notes”) issued by the Purchaser;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Purchaser wishes to purchase from the Holders, and each Holder wishes to sell to the Purchaser, all of such Holder’s 10% Notes;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.

(a)           As used in this Agreement, the terms “Agreement,” “Common Stock,” “Holder,” “Purchaser” and “10% Notes” shall have the respective meanings assigned to such terms in the introductory paragraph and recitals of this Agreement

(b)           As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Closing” shall have the meaning provided in Section 2(a).

“Closing Date” shall have the meaning provided in Section 2(a).

“Event of Default” shall have the meaning provided in the 10% Notes.

“Person” means any natural person, corporation, partnership, syndicate, limited liability company, trust, incorporated organization, unincorporated association, group or similar entity or any government, governmental agency or political subdivision.

“Principal” shall have the meaning provided in the 10% Notes.

“Purchase Price” shall have the meaning provided in Section 2(a).

“SEC Reports” shall have the meaning provided in the Securities Purchase Agreement.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement entered into by the Holders and the Purchaser on August 24, 2007 pursuant to which the 10% Notes were issued and sold by the Purchaser.

“Subsidiary” shall have the meaning provided in the 10% Notes.

“Trading Day” shall have the meaning provided in the 10% Notes.

“Transaction Document” shall have the meaning provided in the 10% Notes.

2.           Agreement to Purchase; Purchase Price; Closing.

(a)           Agreement to Purchase; Purchase Price. Upon the terms and subject to the conditions of this Agreement, each Holder severally agrees to sell, assign, transfer and deliver to the Purchaser all of such Holder’s right, title and interest in and to all of such Holder’s 10% Notes, which amount is set forth opposite such Holder’s name on the signature page of this Agreement, in satisfaction of such amount and any accrued and unpaid interest, in exchange for the payment by the Purchaser to each Holder of cash in immediately available funds in an amount equal to 77.27% of the total amount of Principal due in respect of such Holder’s 10% Notes as of the date hereof (the “Purchase Price”), which amount is set forth opposite such Holder’s name on the signature page of this Agreement.

(b)           Closing; Termination.  Upon the terms and subject to the conditions of this Agreement, the closing of the sale, assignment, transfer and delivery of the 10% Notes provided for in Section 2(a) (the “Closing”) shall occur substantially simultaneously with the closing of the Private Financing (as defined below) (the date of such closing, the “Closing Date”) at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, or such other location as the parties shall mutually agree.  At the Closing, upon the terms and subject to the conditions of this Agreement, (1) the Purchaser shall deliver to each Holder the Purchase Price due to such Holder by wire transfer to the account identified to the Purchaser in writing by the Holder, and (2) each Holder shall deliver to the Purchaser all of such Holder’s 10% Notes (together with a duly executed assignment in the form attached as Exhibit A hereto).  Each Holder hereby agrees that it shall promptly, upon the prior written request of the Purchaser, execute and deliver, or cause to be executed and delivered, any and all documents, assignments and other agreements and take or cause to be taken such additional action as the Purchaser  may reasonably deem necessary or desirable to effect, consummate, confirm or evidence the transactions described herein.

3.           Representations, Warranties and Covenants of the Holder.  Each Holder severally and not jointly represents and warrants to, and covenants and agrees with, the Purchaser as follows:

(a)           Ownership of Securities.  The Holder is the sole legal and beneficial owner of the Holder’s 10% Notes, as set forth opposite its name on the signature page of this Agreement. Upon consummation of the sale, assignment, transfer and delivery of such 10% Notes as provided in Section 2(a), such Holder will have transferred and delivered to the Purchaser good title to the Holder’s 10% Notes, free and clear of any pledge, lien, security interest, mortgage, claim, charge, restriction, option, title defect or encumbrance.

(b)           Authority.  The execution, delivery and performance by the Holder of this Agreement are within the powers of the Holder and have been duly authorized by all necessary action on the part of the Holder.  This Agreement constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)           Absence of Brokers, Finders, Etc.  No broker, finder, or similar Person is entitled to any commission, fee, or other compensation by reason of the sale, assignment, transfer and delivery by such Holder of the 10% Notes contemplated by this Agreement. Such Holder has not and will not pay any commission or other remuneration for soliciting the sale, assignment, transfer and delivery of such Holder’s 10% Notes.

(d)           Non-contravention.  The execution and delivery of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated herein do not and will not, with or without the giving of notice or the lapse of time, or both, (i) result in any violation of any provision of the certificate of incorporation or by-laws or similar instruments of the Holder, (ii) conflict with or result in a breach by the Holder of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Holder pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Holder is a party or by which the Holder or any of its properties or assets are bound or affected which would have a material adverse effect on the ability of the Holder to consummate the transactions contemplated by this Agreement, (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Holder or any of its properties or assets which would have a material adverse effect on the ability of the Holder to consummate the transactions contemplated by this Agreement, or (iv) have any material adverse effect on any permit, certification, registration, approval, consent, license or franchise necessary for the Holder to own or lease and operate any of its properties and to conduct any of its business or the ability of the Holder to make use thereof.

(e)           Approvals, Filings, Etc.  No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Holder is required to be obtained or made by the Holder in connection with the execution, delivery and performance by the Holder of this Agreement and the transactions contemplated hereby.

4.           Representations, Warranties and Covenants of the Purchaser.  The Purchaser represents and warrants to each Holder that the following matters are true and correct on the date of execution and delivery of this Agreement, will be true and correct on the Closing Date and the Purchaser covenants and agrees with each Holder as follows:

(a)           Organization and Authority.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority (i) to own, lease and operate its properties and to carry on its business as currently conducted, and (ii) to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)           Corporate Authorization.  This Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Purchaser; this Agreement has been duly executed and delivered by the Purchaser and, assuming due execution and delivery by the Holder, this Agreement is a valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)           Non-contravention.  The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated herein do not and will not, with or without the giving of notice or the lapse of time, or both, (i) result in any violation of any provision of the certificate of incorporation or by-laws or similar instruments of the Purchaser, (ii) conflict with or result in a breach by the Purchaser of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Purchaser pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound or affected which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Purchaser or any of its properties or assets which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or (iv) have any material adverse effect on any permit, certification, registration, approval, consent, license or franchise necessary for the Purchaser to own or lease and operate any of its properties and to conduct any of its business or the ability of the Purchaser to make use thereof.

(d)           Approvals, Filings, Etc.  No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Purchaser is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby.

5.           Conditions to the Purchaser’s Obligation to Purchase.  Each Holder understands that the Purchaser’s obligation to issue and pay to the Holder the Purchase Price in exchange for, and to purchase, the Holder’s 10% Notes on the Closing Date is conditioned upon satisfaction of the following conditions precedent on or before the Closing Date (any or all of which may be waived in writing by the Purchaser in its sole discretion):

(a)           On the Closing Date, no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement;

(b)           The representations and warranties of the Holder contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as if given on and as of the Closing Date (except for representations given as of a specific date, which representations shall be true and correct as of such date), and on or before the Closing Date the Holder shall have performed all covenants and agreements of the Holder required to be performed by the Holder on or before the Closing Date; and

(c)           The substantially simultaneous closing of financing to fund the Purchase Price (the “Private Financing”).

6.           Conditions to the Holder’s Obligations to Sell.  The Purchaser understands that each Holder’s obligation to sell, transfer, assign and deliver such Holder’s 10% Notes on the Closing Date is conditioned upon satisfaction of the following conditions precedent on or before the Closing Date (any or all of which may be waived in writing by such Holder in its sole discretion):

(a)           On the Closing Date, no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement; and

(b)           The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as if given on and as of the Closing Date (except for representations given as of a specific date, which representations shall be true and correct as of such date), and on or before the Closing Date the Purchaser shall have performed all covenants and agreements of the Purchaser contained herein required to be performed by the Purchaser on or before the Closing Date.

7.           Experience of Holder.  Each Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the sale, assignment, transfer and delivery of the 10% Notes for the Purchase Price, and has so evaluated the merits and risks of such transaction.  Each Holder acknowledges and agrees it is responsible for its own due diligence with respect to this transaction and no Holder is entitled to rely on the due diligence or investigation of another Holder.

8.           Information.    Each Holder represents and warrants that it (i) has adequate information concerning the financial condition, results of operations, business, property and management of the Purchaser and its subsidiaries and has received all information it deemed necessary or appropriate to make an informed decision regarding the sale, assignment, transfer and delivery of the 10% Notes for the Purchase Price, (ii) has independently made its own informed decision to enter into this Agreement and has not relied on the advice of the Purchaser or any of its representatives in making its decision with respect to this transaction, (iii) has sought such accounting, legal and tax advice as it has considered necessary or appropriate to make an informed investment decision regarding the sale, assignment, transfer and delivery of the 10% Notes for the Purchase Price and (iv) has equal bargaining power with the Purchaser.   Each Holder acknowledges and agrees that the Purchaser, its parents, subsidiaries, affiliates, directors, officers, employees, agents, legal, financial or other advisors, successors and assigns (collectively, the “Affiliates”) and/or the other Holders may have access to, possess or later may come into possession of, confidential material information regarding the Purchaser or any of its affiliates not known to the Holder, and that may be material to a decision to sell the 10% Notes, including, without limitation, information that the Purchaser or its Affiliates may possess or which was received from the Purchaser on a confidential basis or information received on a privileged basis from Affiliates of the Purchaser.  Each Holder acknowledges that it has voluntarily entered into this transaction notwithstanding the nondisclosure of material confidential information.  Each party hereby waives any claim against any other party and its Affiliates  deriving from or relating to any assertion that such party did not have access to the same confidential information. Notwithstanding that the Purchaser, its Affiliates or a Holder did not disclose any confidential information to a Holder, each Holder desires to enter into this Agreement and the Purchaser and its Affiliates and each Holder, shall have no liability whatsoever to any other Holder based on a Holder not having such confidential information or such other Holder’s use, knowledge, possession or non-disclosure of such confidential information, and each Holder releases and forever discharges the Purchaser and its Affiliates and each other Holder, and each of their respective Affiliates, from any and all claims, demands, actions, causes of action, rights of action, obligations or liabilities of any nature whatsoever, at law or in equity or by statute, known or unknown, based on a Holder not having such confidential information or such other Holder’s use, knowledge, possession or non-disclosure of such confidential information.

9.           Outstanding Claims; Obligations.  Each party represents and warrants that, effective as of the date of this Agreement, it knows of no claim, demand, action, causes of action, rights of action, obligation, or liability of any nature whatsoever, at law or in equity or by statute, against the other party hereto or its Affiliates, which are related to or arise from or as a result of the 10% Notes and the Transaction Documents (as defined in the 10% Notes).

10.           Entire Agreement.                                      This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, contains the only representations or warranties on which the parties are entitled to rely, and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

11.           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile transmission or electronic delivery to the facsimile number or email address set forth on the signature pages attached hereto prior to 5:30 p.m.  (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission or delivery, if such notice or communication is delivered via facsimile or electronic delivery to the facsimile number or email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

12.           Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Purchaser and each Holder or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

13.           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Purchaser may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Holders, except that Purchaser may assign this Agreement or any rights or obligation hereunder to any of its direct or indirect subsidiaries without the consent of the Holders.  Any Holder may assign any or all of its rights under this Agreement to any Person to whom such Holder assigns or transfers any 10% Notes, provided such transferee agrees in writing to be bound, with respect to the transferred 10% Notes, by the provisions hereof that apply to the Holders.

15.           Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

16.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof that would require the application of the law of any other jurisdiction.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding has been brought in an improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

17.           Survival.  The representations, warranties, covenants and other agreements contained herein shall survive the closing of the sale, assignment, transfer and delivery of the 10% Notes for the applicable statute of limitations.  Each Holder shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

18.           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or as a scanned email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or emailed signature page were an original thereof.

19.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

20.           Legal Representation.  This Agreement was negotiated by each party hereto with the benefit of such party’s legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

21.           Termination.  This Agreement shall terminate if the Closing has not occurred on or prior to August 17, 2009.  No party hereto shall be relieved by reason of any termination of this Agreement from any liability for breach of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ACCESS INTEGRATED TECHNOLOGIES, INC.	Address for Notice:
55 Madison Ave., Suite 300
Morristown, N.J.  07960
email: gloffredo@cinedigm.com

By:	/s/ A. Dale Mayo
Name: A. Dale Mayo
Title: CEO

With a copy to (which shall not constitute notice):

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: Jonathan Cooperman
Email: jcooperman@kelleydrye.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR HOLDER FOLLOWS]

[HOLDER SIGNATURE PAGES TO ACCESS INTEGRATED TECHNOLOGIES, INC.
PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: Silver Oak Capital, L.L.C.
Signature of Authorized Signatory of Holder: /s/ Michael L. Gordon
Name of Authorized Signatory:   Michael L. Gordon
Title of Authorized Signatory:     Managing Member
E-mail Address of Holder:    gwolf@angelogordon.com
Address for Notice of Holder:	245 Park Avenue – 26th Floor
New York, NY 10167

10% Notes:  $17,000,000 Principal Amount (No. 1, dated August 27, 2007)
Purchase Price:  $13,135,900

Exhibit A

Form of Assignment

(To assign the foregoing note, execute
this form and supply required information.
Do not use this form to exercise the note.)

FOR VALUE RECEIVED, the undersigned hereby endorses, negotiates, delivers, transfers and assigns to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

all of the undersigned’s right, title and interest in and to the attached Note dated August 27, 2007 in the principal amount of $17,000,000.

Dated:	August 10, 2009

Silver Oak Capital, L.L.C.

Holder’s Signature:	/s/ Michael L. Gordon
Michael L. Gordon, Managing Member

Holder’s Address:	245 Park Avenue – 26th Floor
New York, NY 10167

Signature Guaranteed:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Note, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Note.

GEORGE FINK
Notary Public, State of New York
No. 01F4987887
Qualified in Kings County
Commission Expires Oct. 21, 2009
/s/ George Fink